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                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
CT Communications, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 33-59641, 33-59643, and 33-59645) on Form S-8 of CT Communications, Inc. of our report dated February 23, 2001, relating to the consolidated balance sheets of CT Communications, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000, and related schedule, which report is included in the December 31, 2000 annual report on Form 10-K of CT Communications, Inc.


                                                /s/ KPMG LLP


Charlotte, North Carolina
March 26, 2001